RESOLUTIONS

Fidelity Bond

RESOLVED, that it is the determination of the Fund’s Board at this meeting, including a majority of the independent Board members, that the joint insured fidelity bonds (collectively, the “Bond”) written by the following respective entities in the following amounts:

Name of Fidelity Insurer                                                         Amount of Coverage

National Union Fire Insurance Company of                           $10,000,000

Pittsburgh, PA

            Federal Insurance Company                                                   $10,000,000

                                                                                                in excess of

                                                                                                $10,000,000

            Federal Insurance Company*                                                 $10,000,000

            U.S. Specialty Insurance Company*                                      $10,000,000

Great American Insurance Company**                                  $25,000,000

            Berkley Regional Insurance Company**                               $20,000,000

            Continental Insurance Company**                                        $15,000,000

            Fidelity & Deposit Company of Maryland**                         $10,000,000

            Illinois National Insurance Company**                                 $ 5,000,000

                                                                                                            __________

                        Total Coverage                                                            $115,000,000

            *Excess of $20 million as co-sureties

**Excess of $40 million as co-sureties

insuring the Fund and the other parties named as insured parties under the Bond for covered acts or omissions of their respective officers and Board members and the officers and employees of the Fund’s investment adviser, distributor, transfer agent and/or administrator, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act, are reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund’s portfolio, the number of other parties named as insured parties under the Bond, and the nature of the business activities of such other parties; and it is further

[as applicable] RESOLVED, that the Fund’s Board, including a majority of the independent Board members, hereby ratifies and approves the payment by the Fund of its pro rata share, based on the assets of the respective covered Funds, of the premium for coverage under the Bond, in the form and amount described above, having given due consideration to all relevant factors including, but not limited to, the number of other parties named as insured parties under the Bond, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among all the parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond; and it is further

RESOLVED, that each of the President, any Vice President, the Secretary and the Treasurer hereby is designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Fund with respect to the Bond required by paragraph (g) of Rule 17g-1 promulgated by the SEC under the 1940 Act; and it is further

RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to take the actions as may be required to amend the Bond to include in the coverage new funds advised, sub-advised or administered by Dreyfus or its affiliates, as of the date each is declared effective by the SEC; and it is further

RESOLVED, that the Agreement Regarding Dreyfus Joint Insured Bond, substantially in the form previously approved, shall remain in full force and effect; and it is further

RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions and that any payments and any and all other acts, in the name of the Fund and on its behalf, consistent with the foregoing resolutions and as may have been determined to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions be, and they hereby are, ratified and approved.